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                                                                   EXHIBIT 10.34

                               LETTER OF INTENT

        LETTER OF INTENT, dated May 30, 1996 (this "Letter of Intent"), between Viacom Telecom, Inc., a Delaware corporation ("Viacom"), and Teleport Communications Group Inc., a Delaware corporation ("TCGI").

        1. Purpose of Letter of Intent.
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           This Letter of Intent memorializes the non-binding intent of the parties to consummate the sale by Viacom to TCGI of Viacom's Partnership Interest in TCG Seattle ("TCG") (the "Sale") Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Partnership Agreement of TCG date January 1, 1994.

        2. Purchase Price.
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           The purchase price for Viacom's Partnership Interest in TCG will be
$15,222,000, plus an amount equal to any Capital Contribution hereafter made by Viacom together with an interest amount on any such Capital Contribution from the date made until the closing of the Sale (the "Closing") at a rate equal, for any day during such period, to the LIBOR rate for such day plus 75 basis points. The parties contemplate that the Partners may agree hereafter to make loans to TCG in lieu of any Capital Contributions. In such event, at the Closing, TCGI would either cause TCG to repay any such loans hereafter made by Viacom in full, together with accrued interest thereon, or would purchase such loans from Viacom at par plus accrued interest. All amounts payable to Viacom hereunder would be paid in cash, and in full, at the Closing.

        3. Definitive Documents.
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           (a)  The parties intend to work towards the prompt execution and delivery of a mutually acceptable definitive agreement (the "Sale Agreement") providing for the Sale.

           (b) TCGI understand that affiliates of Viacom are parties to certain agreements with Tele-Communications, Inc. and TCI Communications, Inc. (collectively, "TCI"), and their affiliates, which contemplate a series of transactions as a result of which TCI may acquire indirect ownership of Viacom's Partnership Interests (the "Pending Transactions"). Viacom may elect either to consummate the Sale, with TCI's consent, prior to the consummation or termination of the Pending Transactions or to defer consummation of the Sale until, and condition such consummation upon, the termination of the Pending Transactions.

           (c) The parties intend that the Sale Agreement will contain provisions pursuant to which Viacom consents to the other Partners in TCG transferring their respective Partnership Interests in TCG to TCGI. (TCGI understands that Viacom may require TCI's consent to Viacom in turn granting such consent). In any event, the Sale Agreement will contain provisions acceptable to Viacom protecting Viacom's rights and interests with respect to transfers of the
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Partnership Interests of the other Partners prior to consummation of the
Closing consistent with the terms of the Partnership Agreement.

        4.  Regulatory and Other Approvals.
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            The obligation of each of Viacom and TCGI to consummate the Sale shall be subject to the following conditions: (i) if the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (collectively, the "HSR Act"), apply to the Sale, any applicable waiting period thereunder relating to the Sale shall have expired or been terminated; and (ii) the securing of all material Federal, state and local filing and licensing requirements and regulatory approvals and consents required to be satisfied and obtained in order to consummate the Sale.

        5.  Intent of the Parties.
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            It is understood that this Letter of Intent does not contain all matters upon which agreement must be reached in order for the Sale to be consummated and does not constitute a binding agreement of commitment with respect to the Sale. Notwithstanding any statement, oral or written, made by any party hereto prior to or after the date of this Letter of Intent, a binding commitment with respect to the Sale will result only from the execution and delivery of the Sale Agreement, subject to the terms and conditions expressed therein. TCGI specifically understands that the Sale requires the approval of the board of directors of Viacom Inc. No liabilities or obligations of any kind are intended to be created herein.

        6.  Governing Law.
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            This Letter of Intent shall be construed in accordance with the internal laws of the State of New York.

            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Letter of Intent as of the day and year first above written.

        VIACOM TELECOM, INC.                 TELEPORT COMMUNICATIONS
                                             GROUP INC.

        By: /s/ Michael Fricklas             By: /s/ John A. Scarpati
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        Title: Senior Vice President         Title: Senior Vice President & CFO
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